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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Micro General Corporation:

We consent to the inclusion of our report dated February 20, 1998, with respect to the balance sheets of Micro General Corporation as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the 1997 Form 10-K of Micro General Corporation dated March 31, 1998.

Our report dated February 20, 1998, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited working capital resources, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                                  /s/ KPMG PEAT MARWICK LLP


Los Angeles, California
September 23, 1998